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Exhibit 10.42

PARK PLACE ENTERTAINMENT
DIRECTORS' RETIREMENT BENEFIT PLAN

SECTION I
Introduction

        1.1.    Purpose.    Park Place Entertainment Directors' Retirement Benefit Plan (the "plan") is established by Park Place Entertainment Corporation (the "company") to provide retirement benefits for eligible non-employee directors of the company.

        1.2.    Effective Date.    The "effective date" of the plan is January 1, 1999.

        1.3.    Administration.    The plan will be administered by the company. Any decision by the company hereunder or with respect hereto shall be final, binding and conclusive on all participants and all other persons whomsoever.

SECTION 2
Participation

        Each director of the company, who is not also an officer of the company, shall become a participant in the plan on the date (after the effective date) he has completed 10 years of service as a director; provided, however, that a director who has retired as an officer of the company shall not be eligible to become a participant in this plan.

SECTION 3
Amount of Benefits

        3.1.    Retirement Benefit.    A participant who retires as a director of the company at or after attaining age 65 years will be entitled to an annual retirement benefit equal to 100% of his average director's fees (as defined in subsection 3.3).

        3.2.    Pre-retirement Spouse's Benefit.    If a participant dies at or after attaining age 65 years but before he has retired as a director of the company, his surviving spouse, if any, will be entitled to an annual spouse's benefit equal to one-half of the annual retirement benefit the participant would have received under subsection 3.1 if he had retired on the date of his death.

        3.3.    Average Director's Fees.    A participant's "average director's fees" means the annual average of the director's fees (as defined below) paid to him by the company during the 36 consecutive calendar months for which his director's fees were the highest. A participant's "director's fees" means the total cash fees (excluding reimbursed expenses) paid to him for serving as a director of the company, including fees for attending meetings of the Board of Directors of the company, or any committee thereof.

SECTION 4
Payment of Benefits

        4.1.    Payment of Retirement Benefit.    Payment of retirement benefits under subsection 3.1 shall begin with the year of the participant's retirement and end with the earlier of the date of his death or the tenth annual payment; provided that, if the participant dies before receiving ten annual payments, one-half of the annual benefit he was receiving will be paid to his surviving spouse, if any, for the balance of the ten year period.

        4.2.    Payment of Spouse's Benefit.    Payment of spouse's benefits under subsection 3.2 shall begin with the year of the participant's death and end with the earlier of the tenth annual payment or the date of death of the participant's spouse.

        4.3.    Facility of Payment.    Any amount payable under the plan to a person under legal disability or who, in the judgment of the company, is unable to properly manage his financial affairs, may be paid to such person's legal representative, or may be applied for the benefit of such person in any manner selected by the company.

        4.4.    Funding of Benefits.    Benefits payable under the plan to or on account of a participant shall be paid directly by the company, and shall be provided from the general assets of the company. No assets of the company shall be used solely for the purpose of providing benefits hereunder, and the company's obligation to pay such benefits is not limited to any particular assets of the company.

SECTION 5
Miscellaneous

        5.1    Action by Company.    Any action required or permitted to be taken by the company under the plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

        5.2.    Gender and Number.    Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

        5.3.    Controlling Law.    Except to the extent superseded by laws of the United States, the laws of Nevada shall be controlling in all matters relating to the plan.

        5.4.    Interests Not Transferable.    The interests of persons entitled to benefits under the plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state's income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

        5.5.    Successors.    The plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the company and its successors and assigns.

SECTION 6
Amendment and Termination

        While the company expects and intends to continue the plan, it reserves the right to amend the plan from time-to-time or to terminate the plan at any time; provided that in no event shall any participant's retirement benefits accrued to the date of such amendment or termination be modified or reduced by such action.

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  Exhibit 10.42
PARK PLACE ENTERTAINMENT DIRECTORS' RETIREMENT BENEFIT PLAN